Exhibit 99.8

                             EMPIRE GLOBAL CORP.
                             (the "Corporation")

                CORPORATE GOVERNANCE & NOMINATING COMMITTEE CHAIR
                            POSITION DESCRIPTION


Appointment

1. The Chair of the Corporate Governance & Nominating Committee (the "Committee") will be appointed, serve and be removed at the pleasure of the Board.


Duties of the Committee Chair

2. In addition to fulfilling his or her duties as an individual director, the duties of the Chair are to:

    (a) serve as the Committee's role model for responsible, ethical and effective decision making;

    (b) lead the Committee in discharging all duties set out in the Committee's Mandate and as are delegated to the authority of the Committee by the Board;

    (c) respond to questions, investigate complaints, and make recommendations regarding the prompt and fair resolution of concerns, complaints and breaches of the Code of Business Conduct and Ethics Policy;

    (d) advise complainants, if they so request, of:

        (i) the corrective action measures that have been taken; or

        (ii) that the complaint has not been substantiated;

    (e) maintain, to the greatest extent possible, the confidentiality of complainants, especially those who have made complaints anonymously;

    (f) investigate, respond and report as quickly as possible to allegations of retaliation against complainants;

    (g) take reasonable steps to ensure that the Committee members execute their duties pursuant to their Mandate;

    (h) manage the affairs of Committee to ensure that it is organized properly and functions effectively;

    (i) preside at, and together with the Committee members and advisors, as appropriate, call, schedule and prepare the agenda for each meeting of the Committee;

    (j) coordinate with management and advisors, as appropriate, to ensure that:

        (i) documents are delivered to members in sufficient time in advance of meetings for a thorough review;



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        (ii) matters are properly presented for the Committee's consideration at meetings;

        (iii) members have an appropriate opportunity to discuss issues at each meeting;

        (iv) members have an appropriate opportunity to question management, employees and advisors regarding governance issues and all other matters of importance to the Committee; and

        (v) members work constructively towards their recommendations to the Board;

    (k) communicate with each member of the Committee to ensure that:

        (i) each member has the opportunity to be heard and participate in decision making; and

        (ii) each member is accountable to the Committee;

    (l) arrange for the preparation, accuracy and distribution of all minutes of the Committee to its members and advisors, as appropriate;

    (m) ensure that the Committee, following each meeting:

        (i) reports to the Board regarding its activities, findings and recommendations; and

        (ii) makes Committee information available to any director upon request; and

    (n) assist in maintaining effective working relationships between Committee members, the Board, the CEO, advisors, executive officers and management.